THE HANOVER INSURANCE GROUP, INC. ESTIMATES IMPACT FROM SECOND QUARTER CATASTROPHES

WORCESTER, Mass., July 13, 2010 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced estimated second quarter losses from hail, wind and other weather-related catastrophe events.

The Hanover estimated its pre-tax losses resulting from catastrophe events in the second quarter of 2010 to be approximately $85 million. The majority of the losses were associated with six significant events, including two severe hail and wind storms in Oklahoma in May, as well as hail and thunderstorm events in Michigan, Tennessee, Ohio and Illinois in April and June.

“We estimate that our catastrophe losses will add approximately 12 points to our combined ratio for the second quarter,” said Frederick H. Eppinger, chief executive officer at The Hanover. “Our experience reflects the impact of unusually bad weather, and far exceeds the 3.2 points that catastrophe losses added on average to our second quarter combined ratio over the last 10 years, or the 3.3(1) points they have added on average to our annual combined ratio over the same period."

“While this is disappointing, we know weather is going to have an adverse impact on our business from time to time. We also recognize the toll the catastrophes have taken on many of our policyholders, and we are committed to helping them recover as quickly as possible. We will be there when our agent partners and their customers need us, and we believe that our performance after these types of events ultimately will build value in our business that benefits all of our constituents,” said Eppinger.

(1)	Non-GAAP measurement utilizing 10-year prior experience for 2005 to normalize for Hurricane Katrina. On a non-adjusted basis, the 10-year catastrophe loss average is 4.7%.

Forward-Looking Statements

The company’s estimate of catastrophe losses for the second quarter of 2010 is a forward-looking statement as defined in the Private Securities Litigation Reform Act of 1995. The company cautions investors that any such forward-looking statements are estimates which involve significant judgment and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates; and (ii) the complexity of estimating losses from catastrophe events where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments or other factors may significantly impact the ultimate amount of such losses. In addition, investors should consider the risks and uncertainties further discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investor Relations.”

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States.

CONTACTS:

Investors	Media
Oksana Lukasheva	Michael Buckley
olukasheva@hanover.com	mibuckley@hanover.com
(508) 855-2063	(508) 855-3099

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